Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-166623, 33-96420, 333-19159, 333-43474, 333-83624, 333-83628, 333-100404, 333-122405, 333-142818, and 333-163318) and on Form S-3 (No. 333-163354) of MEMC Electronic Materials, Inc. of our reports dated March 1, 2010, except as it relates to the change in reportable segments as discussed in note 20, as to which the date is May 10, 2010, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in this Form 8-K.

Our report dated March 1, 2010, on effectiveness of internal control over financial reporting as of December 31, 2009, contains an explanatory paragraph that states the Company acquired SunEdison LLC (SunEdison) on November 20, 2009, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, SunEdison’s internal control over financial reporting associated with total assets of $887.6 million (of which $327.1 million represents goodwill and intangible assets included within the scope of the assessment) and total revenues of $3.8 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2009. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of SunEdison.

Our report refers to the Company’s adoption of Accounting Standards Codification (ASC) Topic 320, Investments–Debt and Equity Securities, and ASC Topic 805, Business Combinations during the year ended December 31, 2009, ASC Topic 715, Compensation – Retirement Benefits, and ASC Topic 820, Fair Value Measurements and Disclosures, during the year ended December 31, 2008, and ASC Topic 740, Income Taxes, during the year ended December 31, 2007.

/s/ KPMG LLP

St. Louis, Missouri

May 10, 2010